Exhibit 99.1

PEARL DIVER CREDIT COMPANY INC. DECLARES MONTHLY DIVIDENDS

New York / London – August 5, 2024 - Pearl Diver Credit Company Inc. (NYSE: PDCC) (the “Company”) today announced that its Board of Directors has declared a regular monthly dividend on shares of the Fund’s common stock of $0.22 per share for August, September, and October 2024.

Amount per Share	Record Dates	Payment Dates
$0.22	August 16, 2024	August 30, 2024
	September 16, 2024	September 30, 2024
	October 16, 2024	October 30, 2024

The distribution will be automatically reinvested in additional shares of our common stock unless a stockholder opts out of the Dividend Reinvestment Plan (“DRIP”) and elects to receive the distribution in cash. If the market price of the shares of common stock is equal to or exceeds net asset value at the time shares of common stock are valued for purposes of determining the number of shares of common stock equivalent to the cash dividend or capital gains distribution, participants in the DRIP are issued new shares of common stock from the Company, valued at the greater of (i) the net asset value as most recently determined or (ii) 95% of the then-current market price of the shares of common stock. The valuation date is the dividend or distribution payment date or, if that date is not a NYSE trading day, the next preceding trading day. If the net asset value of the shares of common stock at the time of valuation exceeds the market price of the shares of common stock, the DRIP Administrator will buy the shares of common stock for the DRIP in the open market.

About Pearl Diver Credit Company Inc.

Pearl Diver Credit Company Inc. (NYSE: PDCC) is an externally managed, non-diversified, closed-end management investment company. Its primary investment objective is to maximize its portfolio’s total return, with a secondary objective of generating high current income. The Company seeks to achieve these objectives by investing primarily in equity and junior debt tranches of CLOs collateralized by portfolios of sub-investment grade, senior secured floating-rate debt issued by a large number of distinct US companies across several industry sectors. The Company is externally managed by Pearl Diver Capital LLP. For more information, visit www.pearldivercreditcompany.com.

About Pearl Diver Capital LLP

Founded in 2008, Pearl Diver Capital specializes in collateralized loan obligation (CLO) investing. Its data scientists and credit analysts use proprietary technology and advanced analytics to identify attractive opportunities in the CLO market. Pearl Diver’s highly experienced team includes individuals from a wide range of scientific and mathematical backgrounds.

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As of June 30, 2024, Pearl Diver Capital has approximately $2.6 billion in assets under management across multiple private funds backed by institutional investors ranging from public pension plans, university endowments, foundations, large family offices, corporate/ERISA pension plans and asset managers across the US, Europe and Latin America. Because it is strictly an investor in the CLO space, not an issuer, it has developed close relationships with over 80 CLO managers – and their analysts – across the CLO spectrum, enabling the firm to have rare access to critical credit information on underlying companies in CLO portfolios while avoiding conflicts of interest that might arise in performing roles that span both CLO investing and CLO management. For more information, visit www.pearldivercapital.com.

Investor Contact:

Info@Pearldivercap.com

UK: +44 (0)20 3967 8032

US: +1 617 872 0945

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